Exhibit 5.1

MUSICK, PEELER & GARRETT LLP ATTORNEYS AT LAW

LOS ANGELES ORANGE COUNTY SAN DIEGO	2801 TOWNSGATE ROAD, SUITE 200	SAN FRANCISCO SANTA BARBARA WESTLAKE VILLAGE
WESTLAKE VILLAGE, CALIFORNIA 91361

TELEPHONE: (805) 418-3100
FACSIMILE: (805) 418-3101	FILE NO. 09599.001
WWW.MUSICKPEELER.COM

May 27, 2009

Berry Petroleum Company

1999 Broadway

Suite 3700

Denver, CO 80202

Ladies and Gentlemen:

We have acted as counsel for Berry Petroleum Company, a Delaware corporation (the “Company”), in connection with the various legal matters relating to the Company’s proposal to issue and sell $325,000,000 principal amount of its 10 ¼% Senior Notes due 2014 (“Notes) pursuant to the registration statement on Form S-3 (File No. 333-135055) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

We have examined such corporate records, certificates, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including facsimile copies).

This opinion is based as to matters of law solely on the Act and Delaware General Corporation Law, as amended.  We express no opinion as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

On the basis of the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes will, when they have been duly issued, authenticated and delivered by the trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, be legal, valid and binding obligations of the Company, in accordance with their respective terms, except as that enforcement is subject to any (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, (ii) effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law, and (iii) implied covenants of good faith and fair dealing.

We consent to your filing this opinion as Exhibit 5.1 to the Form 8-K to be filed with the SEC on the date hereof.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MUSICK, PEELER & GARRETT LLP